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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement on Form S-8 of DaimlerChrysler AG of our report dated February 8, 2002, with respect to the consolidated balance sheets of DaimlerChrysler AG as of December 31, 2001 and 2000, and the related consolidated statements of income
(loss), changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and related financial statement schedule. Such consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America. Our report with respect thereto appears in the DaimlerChrysler AG Annual Report on Form 20-F for the year ended December 31, 2001, and was based in part on the report of other auditors. Our report also refers to DaimlerChrysler's adoption in 2000 of Statement of Financial Accounting Standards No.133, "Accounting for Derivative Instruments and Hedging Activities," and Emerging Issues Task Force Issue No. 99-20, "Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets."

                                          KPMG Deutsche Treuhand-Gesellschaft AG

Stuttgart, Germany
April 23, 2002